February 28, 2006

Mail Stop 4561

By U.S. Mail and facsimile to (617) 937-1929

John N. Spinney, Jr.
Senior Vice President and Chief Financial Officer
Investors Financial Services Corp.
200 Clarendon Street
Boston, Massachusetts 02116


Re:	Investors Financial Services Corp.
	Form 10-K filed February 28, 2005
	File No. 0-26996

Dear Mr. Spinney:

      We have completed our review of your Form 10-K for the period ended December 31, 2004 and related filings. We have no further comments at this time.


						Sincerely,



						Amit Pande
						Assistant Chief Accountant
Investors Financial Services Corp.
John N. Spinney, Jr.
January 30, 2006
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